EXHIBIT 7.1



April 16, 1999

Bear, Stearns & Co. Inc.
CIBC Oppenheimer Corp.
First Union Capital Markets Corp.
Friedman, Billings, Ramsey & Co., Inc.
Wit Capital Corporation
c/o Bear, Stearns & Co. Inc.
    245 Park Avenue
    New York, NY 10167

     Re:     CAIS Internet, Inc.

Dear Sirs:

     The undersigned is the beneficial or record owner of securities or rights to securities (herein referred to as the "Securities"), of CAIS Internet, Inc., a Delaware corporation (the "Company"). The undersigned understands that the Company currently intends to file with the Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement"), for the registration of the Company's common stock, which will be underwritten by a group of underwriters for whom Bear, Stearns & Co. Inc. ("Bear Stearns"); CIBC Oppenheimer Corp., First Union Capital Markets Corp., Friedman, Billings, Ramsay & Co., Inc. and Wit Capital Corporation will act as representatives.

     The undersigned agrees that the undersigned will not, without the prior consent of Bear Stearns, directly or indirectly for a period of 180 days from the date the Registration Statement has been declared effective: (1) offer for sale, contract to sell, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Securities or securities convertible into, exercisable or exchangeable for, or represent the right to receive, Securities or sell or grant options, rights or warrants with respect to any Securities or register for sale any outstanding Securities; or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Securities or securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities or other securities, in cash or otherwise.

     Notwithstanding the foregoing, (i) gifts or (ii) transfers to (A) the undersigned's immediate family or (B) a trust or partnership the beneficiaries and sole partners of which are
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members of the undersigned's immediate family and/or the undersigned, shall not be prohibited by this agreement if the donee or transferee agrees in writing to be bound by the foregoing in the same manner as it applies to the undersigned. "Immediate family" shall mean spouse, lineal descendants, father, mother, brother or sister to the transferor. This agreement shall not prohibit the exercise of any stock options, except that the Securities obtained upon any such exercise shall be subject to the limitations on disposition herein.

                                      Very truly yours,



Ulysses G. Auger, II                  By:  /s/ Ulysses G. Auger, II
--------------------------                -----------------------------
Printed Name of Security Holder       Name:    Ulysses G. Auger, II
                                      Title:   Chief Executive Officer &
                                               Chairman of the Board